Exhibit 99.1

American Campus Communities Closes on Seventh Acquisition During the First
Quarter

     AUSTIN, Texas--(BUSINESS WIRE)--March 30, 2005--American Campus Communities Inc. (NYSE:ACC) today announced that it has completed the previously announced acquisition of The Exchange at Gainesville, a 1,044-bed student housing community serving students attending the University of Florida campus in Gainesville, Florida.
     "This asset, which is located just a quarter of a mile from campus, fits our investment criteria, which focuses on developing and acquiring high-quality assets in close proximity to major universities," said Bill Bayless, ACC chief executive officer. "We are also pleased with the successful implementation of our growth plan, with this being the seventh property we have acquired this quarter, representing over $120 million in acquisitions."
     The Exchange at Gainesville features all private bedroom and private bathroom accommodations that feature high speed Internet, cable and voice in each bedroom. The community also features extensive amenities with two pools, including a large resort-style swimming pool with water basketball, water volleyball and a large sun deck. Other amenities include a large clubhouse with a fully equipped fitness center, game room, computer lab, club room and tanning bed. The community offers pedestrian, bicycle and bus service to the campus. Additional on-site amenities include barbeque grills, a basketball court and a sand volleyball court.

     About American Campus Communities Inc.

     American Campus Communities Inc. is one of the largest publicly traded REITs focused solely on student housing in the United States. American Campus Communities is a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, finance, development, construction management, and leasing and management of student housing properties. The company owns and manages 24 high-quality student housing properties containing approximately 15,600 beds. Including its owned properties, the company manages 43 student housing properties, representing approximately 26,900 beds.

     Forward-Looking Statements

     This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future development or otherwise.
     For more information please go to the company website, at www.americancampuscommunities.com.


     CONTACT: American Campus Communities Inc., Austin
              Mark Hager, 512-732-1000
               or
              The Financial Relations Board
              Georganne Palffy, 312-640-6768